Exhibit 99.1

Coffee Pioneer Farmer Brothers Breaks Ground on New State-of-the-Art World Headquarters in Texas

The longtime coffee producer’s move from California will bring 300+ jobs to Dallas-Ft. Worth area

NORTHLAKE, TEXAS—(GLOBE NEWSWIRE)—August 11, 2015—Farmer Bros. Co. (“Farmer Brothers”, or the “company”), a coffee roaster and distributor with a history of more than 100 years, today officially broke ground on what will become its new headquarters, state-of-the-art roasting facility, distribution center and coffee lab that will help the company remain on the industry’s cutting edge. The company’s move from Torrance, California, to the city of Northlake, Texas—in the north-west region of the Dallas-Fort Worth area—is expected to bring more than 300 jobs to the region.

“Moving to Texas and building this facility will help us continue to do what we’ve done for more than 100 years: provide our customers with great coffee, industry-leading innovation and exceptional service,” said Farmer Brothers CEO Mike Keown of the move. At the groundbreaking ceremony, Farmer Brothers executives were joined by Northlake Mayor Peter Dewing and Denton County Commissioner Andy Eads, as well as Stream Realty’s Cannon Green, Bob Hagewood, Albert Jarrell and Chris Jackson to place ceremonial “gold” shovels into the ground to officially kick off construction of the historic new facility, which is being developed by Dallas-based Stream Realty Partners.

The headquarters plan includes SQF Level 3 certification (the most stringent Safe Quality Food certification), new, top-tier ‘Probat’ roasters, an advanced silo storage system designed to ensure freshness post-roast, a gentle-handling conveyor system and water-cooled grinders. The facility is expected to be LEED certified and to showcase LED lighting, water conservation devices, energy-saving HVAC systems and furniture made from recycled materials, and its production capabilities will provide support for Farmer Brothers’ future growth.

In addition, a planned teaching facility will provide Farmer Brothers the ability to promote an employee learning organization, as well as host classes for industry associations and customers throughout the year. A technologically advanced research and development lab will assist Farmer Brothers to deliver bold new innovation. “We are working to ensure that the attributes of our new facility reflect the values of Farmer Brothers,” Keown said. “LEED certification, much like at our Portland production facility, will enable us to lower our carbon footprint, and our investment in advanced coffee equipment means our customers will continue to receive top quality products.”

Farmer Brothers, which also sells tea and culinary products and operates additional coffee roasting facilities in Houston, Texas and Portland, Oregon, targets opening its new headquarters in 2016. It will be located near the intersection of E. Sam Lee and Ashmore Ln., just off Interstate 35W near the Texas Motor Speedway.

The company—founded in 1912 and publicly traded since 1952—has about 1,800 employees, and its clients include more than 60,000 food and beverage outlets nationwide.

About Farmer Bros. Co.
Founded in 1912, Farmer Bros. Co. is a manufacturer, wholesaler and distributor of coffee, tea and culinary products. The Company is a direct distributor of coffee to restaurants, hotels, casinos, offices, quick service restaurants ("QSRs"), convenience stores, healthcare facilities and other foodservice providers, as well as private brand retailers in the QSR, grocery, drugstore, restaurant, convenience store, and independent coffee house channels. The Company's product line includes roasted coffee, liquid coffee, coffee-related products such as coffee filters, sugar and creamers, assorted iced and hot teas, cappuccino, cocoa, spices, gelatins and puddings, soup bases, dressings, gravy and sauce mixes, pancake and biscuit mixes, and jellies and preserves.
Headquartered in Torrance, Calif., Farmer Bros. Co. generated net sales of over $500 million in fiscal 2014 and has approximately 1,800 employees nationwide. The Company's primary brands include Farmer Brothers™, Artisan Collection by Farmer Brothers™, Superior®, Metropolitan™ , Cain's™ and McGarvey®. For more information, visit: www.farmerbros.com.

About Stream Realty Partners
Stream Realty Partners, L.P. (“Stream Realty”) is a full-service real estate investment, development and services company. Since its formation in 1996, Stream Realty has grown from its two original partners to a staff of more than 550 real estate professionals nationwide with office locations in Atlanta, Austin, Charlotte, Dallas, Denver, Ft. Worth, Houston, Southern California, San Antonio and Washington, D.C. Stream leases and/or manages more than 120 million square feet of commercial buildings across the nation; completes more than $1.6 billion in real estate transactions annually; and is considered one of the most active investors and developers in the Southwest.

Forward-looking Statements
Certain statements in this press release constitute “forward-looking statements.” When used in this press release, the words “will,” “expects,” “anticipates,” “estimates” and “believes,” and similar expressions and statements that are made in the future tense or refer to future events or developments, are intended to identify such forward-looking statements. Such forward-looking statements are subject to risks, uncertainties and other factors that could cause the actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.

Media Contact:
Kyle Mallory
Koopman Ostbo Marketing Communications
kyle@koopmanostbo.com
Direct: 503-517-6964